Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

WARREN RESOURCES, INC.

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made as of the        day of December, 2014 (the “Grant Date”), between Warren Resources, Inc. (the “Company”), a Maryland corporation, and Lance Peterson (the “Participant”).

WHEREAS, the Company has adopted the Warren Resources, Inc. 2010 Stock Incentive Plan (the “Plan”) to promote the interests of the Company by providing an incentive for employees, directors and consultants of the Company or its Subsidiaries;

WHEREAS, the Company and the Participant are parties to that certain Offer Letter dated December     , 2014 (the “Offer Letter”);

WHEREAS, in accordance with the Offer Letter and pursuant to the provisions of the Plan, the Company desires to grant to the Participant shares of the Company’s common stock, $.0001 par value per share (“Common Stock”), all on the terms and conditions hereinafter set forth; and

WHEREAS, the parties hereto understand and agree that any terms used and not otherwise defined herein have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Terms of Grant.  The Participant hereby accepts the offer of the Company to issue to the Participant, in accordance with the terms of the Plan and this Agreement, 300,000 shares of the Company’s Common Stock (such shares, subject to adjustment pursuant to Section 12 of the Plan and Subsection 2.1(d) hereof, the “Granted Shares”) at a per share purchase price of $.0001 (the “Purchase Price”), which shall be paid to the Company by Participant no later than thirty (30) days following the Grant Date by check, cash or by deduction or from amounts due and payable to the Participant by the Company.

2.1.                            Lapsing Forfeiture Right.

(a)                                 Lapsing Forfeiture Right.  All of the Granted Shares are unvested and shall be subject to forfeiture without any consideration therefore until they have become vested in accordance with this Section 2.1(a) (the “Lapsing Forfeiture Right”).  Any Granted Shares that remain subject to the Lapsing Forfeiture Right as of the date the Participant is no longer an employee of the Company, or (y) on the date that is the last trading day immediately preceding the third anniversary of the Effective Date (as such term is defined in the Offer Letter) (each date in (x) and (y), the “Termination Date”), shall be forfeited to the Company (or its designee) on the Termination Date.

The Company’s Lapsing Forfeiture Right is as follows:  the Granted Shares will vest, if at all, based on the average closing trading price (“ACTP”) of the Company’s Common

Stock over any period of thirty (30) consecutive trading days (a “Thirty Day Period”) occurring during the period commencing on the Effective Date and ending on the last trading day occurring before the third anniversary of the Effective Date (the “Performance Period”) in accordance with the following vesting formula (the “Formula”), which Formula may be adjusted as necessary to reflect any change in the capitalization of the Company affecting the Common Stock of the Company pursuant to the Plan:

(i) 100,000 Granted Shares will vest on the first day that the ACTP for any Thirty Day Period in the Performance Period equals or exceeds $4.00;

(ii) an additional 100,000 Granted Shares will vest on the first day that the ACTP for any Thirty Day Period in the second or third year of the Performance Period equals or exceeds $5.50; and

(iii) an additional 100,000 Granted Shares will vest on the first day that the ACTP for any Thirty Day Period in the third year of the Performance Period equals or exceeds $7.00.

The number of Granted Shares that may vest in the Performance Period is cumulative for each year in the Performance Period.  Accordingly, and for the avoidance of doubt, the total potential vesting for the first year of the Performance Period is 100,000 Granted Shares, for the second year is 200,000 Granted Shares (assuming no prior vesting of Granted Shares in year one) and for the third year is 300,000 Granted Shares (assuming no prior vesting of Granted Shares in years one and two). The Formula and the rate at which the Granted Shares may vest is illustrated in Appendix A attached hereto.

(b)                                 Escrow.  The Granted Shares issued to the Participant hereunder which from time to time are subject to the Lapsing Forfeiture Right shall be held in escrow, together with a stock power duly executed by the Participant, by the Company as provided in this Subsection 2.1(b).  As the Granted Shares become vested (such date on which they vest, the “Vesting Date”) the Company shall promptly release from escrow and deliver to the Participant the Granted Shares and the stock power as to which the Company’s Lapsing Forfeiture Right has lapsed.  In the event of forfeiture to the Company of Granted Shares subject to the Lapsing Forfeiture Right, the Company shall release from escrow and cancel the number of Granted Shares so forfeited.  Any cash or securities distributed in respect of the Granted Shares held in escrow, including, without limitation, ordinary cash dividends or shares issued as a result of stock splits, stock dividends or other recapitalizations (“Retained Distributions”), shall also be held in escrow in the same manner as the Granted Shares subject to the Lapsing Repurchase Right and all Retained Distributions shall be forfeited to the Company or released from escrow and delivered to the Participant, as the case may be, at such time and in such manner as the Granted Shares to which such Retained Distributions so relate. All ordinary cash dividends retained hereunder shall, during the period in which such dividends are retained by the Company, be deposited into an account at a financial institution selected by the Company, which shall not be required to bear interest or be segregated in a separate account.

(c)                                  Prohibition on Transfer.  The Participant recognizes and agrees that all Granted Shares and Retained Distributions which are subject to the Lapsing Forfeiture Right may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, other than to the Company (or its designee).  The Company shall not be required to transfer any Granted Shares or Retained Distributions on its books which shall have been sold, assigned or otherwise transferred in violation of this

Subsection 2.1(c), or to treat as the owner of such Granted Shares or Retained Distributions, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Granted Shares or Retained Distributions shall have been so sold, assigned or otherwise transferred, in violation of this Subsection 2.1(c).

(d)                                 Adjustments.  The Plan contains provisions covering the treatment of Common Stock in a number of contingencies such as stock splits and mergers.  Provisions in the Plan for adjustment with respect to the Common Stock and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

2.2                               General Restrictions on Transfer of Granted Shares.

(a)                                 Limitations on Transfer.  In addition to the restrictions set forth above in Section 2.1, the Granted Shares issued to the Participant hereunder and no longer subject to the Lapsing Forfeiture Right described in Section 2.1 herein (the “Vested Shares”) shall not be transferred by the Participant except as permitted herein, and shall be subject to the restrictions described in this Section 2.2.

(b)                                 The Participant shall not sell, transfer or otherwise dispose of any of the Vested Shares until the date that is the business day following the first anniversary of the Vesting Date.

(c)                                  The Participant shall not sell, transfer or otherwise dispose of any of the Vested Shares until Participant may do so in compliance with the Warren Resources, Inc. Stock Ownership and Retention Guidelines, as they may be amended from time to time.

(d)                                 The Participant acknowledges and agrees that neither the Company, its shareholders nor its directors and officers, has any duty or obligation to disclose to the Participant any material information regarding the business of the Company or affecting the value of the Granted Shares before, at the time of, or following the Participant’s termination of service with the Company, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

3.                                      Securities Law Compliance.  The Participant specifically acknowledges and agrees that any sales of Granted Shares shall be made in accordance with the requirements of the Securities Act.  The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Granted Shares.  The Company intends to maintain this registration statement but has no obligation to do so.  If the registration statement ceases to be effective for any reason, you will not be able to transfer or sell any of the Granted Shares issued to Participant pursuant to this Agreement unless exemptions from registration under applicable securities laws are available.  The Company shall not be obligated to either issue the Granted Shares or permit the resale of any Granted Shares if such issuance or resale would violate any securities law, rule or regulation.

4.                                      Legend.  In addition to any legend required pursuant to the Plan, all certificates representing the Granted Shares issued to the Participant pursuant to this Agreement shall have endorsed thereon a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN A RESTRICTED STOCK AWARD

AGREEMENT DATED AS OF DECEMBER 22, 2014 WITH THIS COMPANY, A COPY OF WHICH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY OR WILL BE MADE AVAILABLE UPON REQUEST.”

5.                                      Rights as a Stockholder.  The Participant shall have all the rights of a stockholder with respect to the Granted Shares, including voting and dividend rights, subject to the transfer and other restrictions set forth herein.

6.                                      Incorporation of the Plan.  The Participant specifically understands and agrees that the Granted Shares issued under this Agreement are being sold to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges he has read and understands and by which Plan he agrees to be bound.  The provisions of the Plan are incorporated herein by reference.

7.                                      Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to the Granted Shares issued pursuant to this Agreement shall be the Participant’s responsibility.  Without limiting the foregoing, the Participant agrees that, to the extent that the lapsing of restrictions on disposition of any of the Granted Shares or the declaration of dividends on any such shares before the lapse of such restrictions on disposition results in the Participant’s being deemed to be in receipt of earned income under the provisions of the Code, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company.

Upon execution of this Agreement, the Participant may file an election under Section 83(b) of the Code.  If the Participant files an election under Section 83(b) of the Code, Participant shall be required to deposit with the Company an amount of cash equal to the amount determined by the Company required to be withheld with respect to the statutory minimum of the Participant’s estimated total federal, state and local tax obligations associated with the number of Granted Shares Participant has elected to include in his income pursuant to Section 83(b).

The Participant acknowledges that if he or she does not file such an election, as the Granted Shares are released from the Lapsing Forfeiture Right in accordance with Section 2.1, the Participant will have income for tax purposes equal to the Fair Market Value of the Granted Shares on the Vesting Date, less the price paid for the Granted Shares by the Participant.  The Participant has been given the opportunity to obtain the advice of his or her tax advisors with respect to the tax consequences of the purchase of the Granted Shares and the provisions of this Agreement.

The Participant may elect to (i) deposit with the Company an amount of cash equal to the amount determined by the Company required to be withheld with respect to the statutory minimum of the Participant’s estimated total federal, state and local tax obligations associated with the number of Granted Shares that have vested, or (ii) have the Company withhold Granted Shares otherwise issuable under this Agreement upon such Vesting Date which have an aggregate Fair Market Value on the date of transfer equal to the aggregate amount of such estimated total federal, state and local tax obligations associated with the number of Granted Shares that have vested (such election, a “Net Settlement”). The Administrator shall determine the tax withholding obligation.

In connection with the foregoing, the Participant agrees that if an arrangement to pay the withholding obligation in cash or by Net Settlement has not been received by the Company as of the Vesting Date, the Company shall authorize a registered broker(s) (the “Broker”) to sell on the date that the Granted Shares shall be released from the Lapsing Forfeiture Right such number of Granted Shares as the Company instructs the Broker to sell to satisfy the Company’s withholding obligations, after deduction of the Broker’s commission, and the Broker shall remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation.  To the extent the proceeds of such sale exceed the Company’s tax withholding obligation the Company agrees to pay such excess cash to the Participant as soon as practicable.  In addition, if such sale is not sufficient to pay the Company’s tax withholding obligation the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any tax withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the Broker harmless from all costs, damages or expenses relating to any such sale.  The Participant acknowledges that the Company and the Broker are under no obligation to arrange for such sale at any particular price.  In connection with such sale of Granted Shares, the Participant shall execute any such documents requested by the Broker in order to effectuate the sale of the Granted Shares and payment of the withholding obligation to the Company.  The Company shall not deliver any shares of Common Stock to the Participant until all of the Company’s withholding obligations have been satisfied.  The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1)(i)(B) under the Exchange Act. Notwithstanding the foregoing, the Company shall have the right to require the Company payments be made in cash instead of through the sale of shares of Common Stock if it reasonably believes that the sale of shares would violate applicable securities laws.

8.                                      Equitable Relief.  The Participant specifically acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Agreement or the Plan, including the attempted transfer of the Granted Shares by the Participant in violation of this Agreement, monetary damages may not be adequate to compensate the Company, and, therefore, in the event of such a breach or threatened breach, in addition to any right to damages, the Company shall be entitled to equitable relief in any court having competent jurisdiction.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach.

9.                                      No Obligation to Maintain Relationship.  The Participant acknowledges that:  (i) the Company is not by the Plan or this Agreement obligated to continue the Participant as an employee, director or consultant of the Company or Subsidiary; (ii) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (iii) the grant of the Granted Shares is a one-time benefit which does not create any contractual or other right to receive future grants of Common Stock, or benefits in lieu of Common Stock; (iv) all determinations with respect to any such future grants, including, but not limited to, the times when Common Stock shall be granted, the number of Common Stock to be granted, the purchase price, and the time or times when each share of Common Stock shall be free from a lapsing repurchase or forfeiture right, will be at the sole discretion of the Company; (v) the Participant’s participation in the Plan is voluntary; (vi) the value of the Granted Shares is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; and (vii) the Granted Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

10.                               Notices.  Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Warren Resources, Inc.

1114 Avenue of The Americas, 34th Floor

New York, NY  10013

Attn:  General Counsel

If to the Participant:

Lance Peterson

[address]

[address]

or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

11.                               Benefit of Agreement.  Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

12.                               Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in New York and agree that such litigation shall be conducted in the state courts of New York County, New York or the federal courts of the United States for the Southern District of New York.

13.                               Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

14.                               Entire Agreement.  This Agreement, together with the Plan constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

15.                               Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended as provided in the Plan.  Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

16.                               Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.                               Data Privacy.  By entering into this Agreement, the Participant:  (i) authorizes the Company and each Subsidiary, and any agent of the Company or any Subsidiary administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Subsidiaries such information and data as the Company or any such Subsidiary shall request in order to facilitate the grant of the Granted Shares and the administration of the Plan; and (ii) authorizes the Company and each Subsidiary to store and transmit such information in electronic form for the purposes set forth in this Agreement.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WARREN RESOURCES, INC.

By:
Name:
Title:

PARTICIPANT:

Print name:

APPENDIX A

Calculation of Vested Restricted Stock at Various Price Points

During the Performance Period

Stock Price Hurdle

	$ 4.00		$ 5.50		$ 7.00

Year One of Performance Period	100,000
			—
					—
Year Two of Performance Period	100,000	*
			100,000
					—
Year Three of Performance Period	100,000	*
			100,000	*
					100,000

*Only applies if relevant tranche of Restricted Stock did not already vest in prior years of the Performance Period